Exhibit 99.1

First Quarter 2026 - Earnings Release

FOR IMMEDIATE RELEASE

From: Heather H. Almond

Uwharrie Capital Corp

704-983-6181

Date: April 27, 2026

Albemarle, NC - Uwharrie Capital Corp and its subsidiary, Uwharrie Bank (the “Bank”), reported consolidated total assets of $1.25 billion at March 31, 2026, versus $1.20 billion at December 31, 2025.

Net income for the three-month period ended March 31, 2026, was $3.2 million versus $2.6 million for the same period in 2025. For the three months ended March 31, 2026, net income available to common shareholders was $3.1 million, or $0.43 per share, compared to $2.4 million, or $0.33 per share, for the three months ended March 31, 2025. Net income available to common shareholders takes into consideration the payment of dividends on preferred stock issued by the Bank.

The year-over-year improvement in net income as of March 31, 2026 is due to an improved net interest margin resulting from increased earnings across all interest-earning assets.

Contact Heather Almond, Chief Financial Officer at 704-983-6181 for further information.

About Uwharrie Capital Corp

Uwharrie Capital Corp offers a full range of financial solutions through its subsidiaries: Uwharrie Bank and Uwharrie Investment Advisors. Additional information on Uwharrie Capital Corp may be found at www.Uwharrie.com or by calling 704-982-4415.